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                                                                    EXHIBIT 23.1






                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
AMERIGROUP Corporation:


We consent to the use of our reports dated February 10, 2003 with respect to the consolidated balance sheets as of December 31, 2002 and 2001 and the related consolidated income statements and statements of stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the financial statement schedule of AMERIGROUP Corporation and subsidiaries, incorporated herein by reference.

Our report on the financial statements of AMERIGROUP Corporation and subsidiaries refers to the adoption of Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets.


/s/ KPMG LLP

Norfolk, Virginia
October 9, 2003